                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                                 AMENDMENT NO. 1
                                       TO
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (date of earliest event reported): November 17, 1997

                                 KENNAMETAL INC.
               (Exact name of registrant as specified in charter)

         PENNSYLVANIA                    1-5318              25-0900168
(State or other jurisdiction           (Commission          (IRS Employer
        of incorporation)              File Number)      Identification Number)

                 Route 981 South at Westmoreland County Airport
                           Latrobe, Pennsylvania 15650
                    (Address of Principal Executive Offices)

       Registrant's telephone number, including area code: (412) 539-5000

                                EXPLANATORY NOTE

     This Current Report on Form 8-K/A amends and restates in its entirety Item 7 of the Current Report on Form 8-K of Kennametal Inc. (the "Company") dated November 17, 1997 and filed with the Securities and Exchange Commission on November 20, 1997.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

     (a) Financial Statements of Business Acquired.

     The financial statements of the acquired business of Greenfield Industries, Inc. ("Greenfield") for the periods required by Rule 3-05(b) of Regulation S-X are attached hereto as Annex A.

     (b) Pro Forma Financial Information.

     The pro forma financial information of the Company required pursuant to
     Article 11 of Regulation S-X is attached hereto as Annex B.

     (c) Exhibits.


EXHIBIT NO.                       DESCRIPTION
-----------                       -----------
    2.1   Agreement and Plan of Merger, dated as of October 10, 1997, among the
          Company, Kennametal Acquisition Corp., and Greenfield (incorporated herein by reference to Exhibit (a)(1) to the Company's Schedule 14D-1 dated October 17, 1997, as amended).

   10.1 Credit Agreement, dated as of November 17, 1997, by and among the Company, as Borrower, the Lender Parties named therein, and Mellon
          Bank, N.A., as Administrative Agent (incorporated herein by reference to Exhibit (b)(2) to the Company's Schedule 14D-1 dated October 17,
          1997, as amended).

   10.2 Guaranty and Suretyship Agreement, dated as of November 17, 1997, made by the Subsidiary Guarantor named therein in favor of Mellon Bank, N.A., as Collateral Agent, as supplemented by the Additional
          Subsidiary Guarantor Supplement, dated as of November 18, 1997, made by Greenfield (incorporated herein by reference to Exhibit (b)(3) to the Company's Schedule 14D-1, as amended, and Exhibit 10.2 of Greenfield's Current Report on Form 8-K dated November 17, 1997, respectively).

   10.3   Borrower Pledge Agreement, dated as of November 17, 1997, made by the
          Company, as Grantor, in favor of Mellon Bank, N.A., as Collateral
          Agent, as supplemented by the Additional Designated Collateral
          Supplement, dated November 18, 1997, made by the Company (incorporated herein by reference to Exhibit (b)(4) of the Company's Schedule 14D-1, as amended, and Exhibit 10.5 of Greenfield's Current Report on Form
          8-K dated November 17, 1997, respectively).

   10.4   Subsidiary Pledge Agreement, dated as of November 18, 1997, made by
          Greenfield, as Grantor, in favor of Mellon Bank, N.A., as Collateral
          Agent (incorporated herein by reference to Exhibit 10.3 of Greenfield's Current Report on Form 8-K dated November 17, 1997).

   23.1   Consent of Price Waterhouse LLP*

   99.1   Text of Press Release, dated November 17, 1997, by the Company
          (incorporated herein by reference to Exhibit (a)(12) to the Company's
          Schedule 14D-1 dated October 17, 1997, as amended).

---------------------------
*  Filed herewith.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  December 31, 1997

                                     KENNAMETAL INC.

                                     By: /s/  RICHARD J. ORWIG
                                         -------------------------
                                     Name:  Richard J. Orwig
                                     Title:  Vice President,
                                     Chief Financial and Administrative Officer

                                  EXHIBIT INDEX


EXHIBIT                                DESCRIPTION
-------                                -----------
   2.1    Agreement and Plan of Merger, dated as of October 10, 1997, among the
          Company, Kennametal Acquisition Corp., and Greenfield (incorporated herein by reference to Exhibit (c)(1) to the Company's Schedule 14D-1 dated October 17, 1997, as amended).

  10.1 Credit Agreement, dated as of November 17, 1997, by and among the Company, as Borrower, the Lender Parties named therein, and Mellon
          Bank, N.A., as Administrative Agent (incorporated herein by reference to Exhibit (b)(2) to the Company's Schedule 14D-1 dated October 17,
          1997, as amended).

  10.2 Guaranty and Suretyship Agreement, dated as of November 17, 1997, made by the Subsidiary Guarantor named therein in favor of Mellon Bank, N.A., as Collateral Agent, as supplemented by the Additional
          Subsidiary Guarantor Supplement, dated as of November 18, 1997, made by Greenfield (incorporated herein by reference to Exhibit (b)(3) to the Company's Schedule 14D-1, as amended, and Exhibit 10.2 of Greenfield's Current Report on Form 8-K dated November 17, 1997, respectively).

  10.3    Borrower Pledge Agreement, dated as of November 17, 1997, made by the
          Company, as Grantor, in favor of Mellon Bank, N.A., as Collateral
          Agent, as supplemented by the Additional Designated Collateral
          Supplement, dated November 18, 1997, made by the Company (incorporated herein by reference to Exhibit (b)(4) of the Company's Schedule 14D-1, as amended, and Exhibit 10.5 of Greenfield's Current Report on Form
          8-K dated November 17, 1997, respectively).

  10.4    Subsidiary Pledge Agreement, dated as of November 18, 1997, made by
          Greenfield, as Grantor, in favor of Mellon Bank, N.A., as Collateral
          Agent (incorporated herein by reference to Exhibit 10.3 of Greenfield's Current Report on Form 8-K dated November 17, 1997).

  23.1    Consent of Price Waterhouse LLP.

  99.1    Text of Press Release, dated November 17, 1997, by Kennametal Inc.
          (incorporated herein by reference to Exhibit (a)(12) to the Company's
          Schedule 14D-1 dated October 17, 1997, as amended).

                                     ANNEX A

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Greenfield Industries, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Greenfield Industries, Inc. and its subsidiaries at December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Price Waterhouse LLP
St. Louis, Missouri
January 30, 1997

                           GREENFIELD INDUSTRIES, INC.

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         NINE MONTHS ENDED
                                                       YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                                   1994         1995         1996         1996         1997
                                                 --------     --------     --------     --------     --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                             (UNAUDITED)
Net sales....................................    $271,787     $420,188     $510,094     $384,089     $419,480
Cost of sales................................     180,974      288,158      357,203      266,835      295,167
                                                 --------     --------     --------     --------     --------
Gross profit.................................      90,813      132,030      152,891      117,254      124,313
Selling, general and administrative
  expenses...................................      50,229       70,952       88,944       66,367       77,777
Restructuring costs..........................       1,300           --        4,000        4,000           --
                                                 --------     --------     --------     --------     --------
Operating income.............................      39,284       61,078       59,947       46,887       46,536
Interest expense.............................       3,169        8,223       11,049        8,729        9,699
Dividends at 6% per annum on
  Company-obligated, mandatorily redeemable
  convertible preferred securities of subsidiary
  Greenfield Capital Trust holding solely
  convertible subordinated debentures
  of the Company.............................          --           --        4,734        3,009        5,175
                                                 --------     --------     --------     --------     --------
Income before provision for income taxes.....      36,115       52,855       44,164       35,149       31,662
Provision for income taxes...................      14,106       21,390       17,975       14,264       13,003
                                                 --------     --------     --------     --------     --------
Net income...................................    $ 22,009     $ 31,465     $ 26,189     $ 20,885     $ 18,659
                                                 ========     ========     ========     ========     ========
Earnings per common share:
  Primary....................................    $   1.35     $   1.94     $   1.60     $   1.28     $   1.14
  Fully diluted(1)...........................    $    --      $    --      $   1.59     $   1.25     $   1.13
Weighted average common and common
  equivalent shares outstanding:
  Primary....................................      16,250       16,252       16,328       16,313       16,404
  Fully diluted(1)...........................          --           --       18,247       17,941       19,192
Dividends per common share...................    $   0.09     $   0.13     $   0.17     $   0.12     $   0.15

----------

(1) For the years ended December 31, 1994 and 1995, there was no dilutive effect.

          See accompanying Notes to Consolidated Financial Statements.

                           GREENFIELD INDUSTRIES, INC.

                           CONSOLIDATED BALANCE SHEETS

                                                           DECEMBER 31,       SEPTEMBER 30,
                                                        1995          1996         1997
                                                      --------      --------     --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash............................................    $  5,258      $  1,721     $     --
  Accounts receivable, net........................      63,618        83,199       98,100
  Inventories, net................................     109,769       152,659      182,524
  Prepaid expenses and other......................       4,069         8,034        5,875
                                                      --------      --------     --------
     Total current assets.........................     182,714       245,613      286,499
Property, plant and equipment, net................     109,022       144,300      169,179
Goodwill, net.....................................      98,795       169,958      180,187
Other assets, net.................................       7,932         2,773        2,302
                                                      --------      --------     --------
                                                      $398,463      $562,644     $638,167
                                                      ========      ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...............    $    633      $    513     $  6,632
  Accounts payable................................      24,586        22,392       31,026
  Accrued liabilities.............................      33,688        35,411       41,561
                                                      --------      --------     --------
     Total current liabilities....................      58,907        58,316       79,219
Long-term debt....................................     140,198       162,625      197,734
Deferred taxes....................................       4,207         9,524       10,302
Other long-term liabilities.......................      15,891        16,451       18,891
                                                      --------      --------     --------
     Total liabilities............................     219,203       246,916      306,146
                                                      --------      --------     --------
Commitments and contingencies (Note 14)...........
Company-obligated, mandatorily redeemable
  convertible preferred securities of
  subsidiary Greenfield Capital Trust holding
  solely convertible subordinated debentures
  of the Company..................................          --       115,000      115,000
                                                      --------      --------     --------
Stockholders' equity:
  Preferred stock, $.01 par value, 1,500,000 shares
    authorized, no shares issued
    and outstanding...............................
  Common stock, $.01 par value, 100,000,000 shares
    authorized, 16,260,377, 16,374,925
    and 16,445,757 shares issued and
    outstanding, respectively.....................         163           164          164
  Additional paid-in capital and other............     111,615       109,759      111,331
  Retained earnings...............................      69,014        92,425      108,622
  Cumulative translation adjustment...............      (1,532)       (1,620)      (3,096)
                                                      --------      --------     --------
     Total stockholders' equity...................     179,260       200,728      217,021
                                                      --------      --------     --------
                                                      $398,463      $562,644     $638,167
                                                      ========      ========     ========

          See accompanying Notes to Consolidated Financial Statements.

                           GREENFIELD INDUSTRIES, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                               ADDITIONAL                   CUMULATIVE
                                     COMMON  PAID-IN CAPITAL   RETAINED     TRANSLATION
                                      STOCK     AND OTHER      EARNINGS     ADJUSTMENT      TOTAL
                                     ------  ---------------   --------     -----------    --------
                                                            (IN THOUSANDS)
Balance, December 31, 1993.......    $ 159      $ 107,338      $ 19,075       $  (862)     $125,710
Net income.......................       --             --        22,009            --        22,009
Exercise of stock options and tax
  benefits relating thereto......        1          1,288            --            --         1,289
Dividends declared and paid......       --             --        (1,435)           --        (1,435)
Partial repayment of stock
  subscriptions receivable.......       --            128            --            --           128
Cumulative translation adjustment       --             --            --           202           202
                                     -----      ---------      --------       -------      --------
Balance, December 31, 1994.......      160        108,754        39,649          (660)      147,903
Net income.......................       --             --        31,465            --        31,465
Exercise of stock options and tax
  benefits relating thereto......        3          3,520            --            --         3,523
Dividends declared and paid......       --             --        (2,100)           --        (2,100)
Additional minimum pension
  liability......................       --           (783)           --            --          (783)
Partial repayment of stock
  subscriptions receivable.......       --            124            --            --           124
Cumulative translation adjustment       --             --            --          (872)         (872)
                                     -----      ---------      --------       -------      --------
Balance, December 31, 1995.......      163        111,615        69,014        (1,532)      179,260
Net income.......................       --             --        26,189            --        26,189
Exercise of stock options and tax
  benefits relating thereto......        1          1,218            --            --         1,219
Dividends declared and paid......       --             --        (2,778)           --        (2,778)
Partial repayment of stock
  subscriptions receivable and
  other..........................       --           (115)           --            --          (115)
Executive restricted stock awards       --            761            --            --           761
Issuance costs of mandatorily
  redeemable convertible
  preferred securities.............     --         (4,254)           --            --        (4,254)
Additional minimum pension
  liability........................     --            534            --            --           534
Cumulative translation adjustment       --             --            --           (88)          (88)
                                     -----      ---------      --------       -------      --------
Balance, December 31, 1996.......      164        109,759        92,425        (1,620)      200,728
Net income (unaudited)...........       --             --        18,659            --        18,659
Exercise of stock options and tax
  benefits relating thereto
  (unaudited)....................       --            753            --            --           753
Dividends declared and paid
  (unaudited)....................       --             --        (2,462)           --        (2,462)
Partial repayment of stock
  subscriptions receivable
  (unaudited)....................       --            133            --            --           133
Executive restricted stock awards
  (unaudited)....................       --            686            --            --           686
Cumulative translation adjustment
  (unaudited)....................       --             --            --        (1,476)       (1,476)
                                     -----      ---------      --------       -------      --------
Balance, September 30, 1997
  (unaudited)....................    $ 164      $ 111,331      $108,622       $(3,096)     $217,021
                                     =====      =========      ========       =======      ========

          See accompanying Notes to Consolidated Financial Statements.

                           GREENFIELD INDUSTRIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                                          1994        1995         1996         1996         1997
                                                        --------    --------    ---------    ----------    --------
                                                                              (IN THOUSANDS)
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income........................................    $ 22,009    $ 31,465    $  26,189    $   20,885    $ 18,659
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities,
    excluding the effects of acquisitions:
    Depreciation....................................       9,305      11,319       14,259        10,967      13,423
    Amortization....................................       1,491       2,908        4,620         3,274       3,755
    Deferred income taxes...........................       3,606       5,759        8,390         2,514       3,848
    Tax benefits relating to stock options..........       1,210       3,210          315           302         197
    Other...........................................         664        (811)       1,356          (821)      1,625
    Changes in operating assets and liabilities:
      Accounts receivable, net......................      (3,859)     (6,080)      (7,126)       (2,874)     (7,683)
      Inventories...................................      (1,137)    (21,452)     (22,073)      (17,242)    (19,327)
      Prepaid expenses and other....................       3,251      (1,440)      (2,639)       (2,411)      2,479
      Accounts payable..............................       1,244       3,912       (9,513)      (17,949)        306
      Accrued liabilities...........................       2,641     (11,403)     (11,620)       (1,358)      1,282
                                                        --------    --------    ---------    ----------    --------
        Net cash provided by (used in) operating
          activities................................      40,425      17,387        2,158        (4,713)     18,564
                                                        --------    --------    ---------    ----------    --------
Cash flows from investing activities:
  Capital expenditures..............................     (13,141)    (26,847)     (29,185)      (21,789)    (26,189)
  Proceeds from the sale of fixed assets............         325       1,219        2,018         2,352       1,733
  Purchase of businesses, net of cash acquired......     (73,639)    (24,434)    (111,183)      (96,503)    (33,725)
  Investment in Rule................................          --      (5,611)          --            --          --
                                                        --------    --------    ---------    ----------    --------
        Net cash used in investing activities.......     (86,455)    (55,673)    (138,350)     (115,940)    (58,181)
                                                        --------    --------    ---------    ----------    --------
Cash flows from financing activities:
  Proceeds from borrowings..........................      71,800     123,950      140,743       128,375      49,673
  Payments on borrowings............................     (25,915)    (82,148)    (117,559)     (116,660)     (7,258)
  Net proceeds from issuance of 6% Company-obligated,
    mandatorily redeemable convertible preferred
    securities of subsidiary Greenfield Capital
    Trust holding solely convertible junior
    subordinated debentures of the Company..........          --          --      110,746       110,775          --
  Dividends paid on common stock....................      (1,435)     (2,100)      (2,778)       (1,959)     (2,462)
  Other.............................................         (26)       (299)       1,381         2,571         650
                                                        --------    --------    ---------    ----------    --------
        Net cash provided by financing activities...      44,424      39,403      132,533       123,102      40,603
                                                        --------    --------    ---------    ----------    --------
Effect of exchange rate changes on cash.............      (1,160)        145          122          (970)     (2,707)
                                                        --------    --------    ---------    ----------    --------
Net (decrease) increase in cash.....................      (2,766)      1,262       (3,537)        1,479      (1,721)
                                                        --------    --------    ---------    ----------    --------
Cash at beginning of period.........................       6,762       3,996        5,258         5,258       1,721
                                                        --------    --------    ---------    ----------    --------
Cash at end of period...............................    $  3,996    $  5,258    $   1,721    $    6,737    $     --
                                                        ========    ========    =========    ==========    ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest........................................    $  2,643    $  7,317    $  10,937
    Dividends on mandatorily redeemable convertible
      preferred securities..........................          --          --        4,734
    Income taxes....................................       7,699      16,797       18,601
Supplemental schedule of noncash investing and
  financing activities:
  Assets obtained under capital leases..............         241          --           --
  The Company purchased several companies as
    detailed in Note 3 in 1994, 1995 and 1996.
    In conjunction with the acquisitions, liabilities
    were assumed as follows:
      Fair value of assets acquired.................    $ 56,284    $ 26,199    $  59,370
      Fair value assigned to goodwill...............      60,940       6,009       76,379
      Cash paid.....................................     (73,639)    (24,434)    (111,183)
                                                        --------    --------    ---------
      Liabilities assumed...........................    $ 43,585    $  7,774    $  24,566
                                                        ========    ========    =========

          See accompanying Notes to Consolidated Financial Statements.

                           GREENFIELD INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

1. BUSINESS

     Greenfield Industries, Inc. (Greenfield or the Company) is a global manufacturer of expendable products for material cutting, material removal and wear applications used in various industries. The Company also manufactures a limited number of products (primarily bilge pumps) for the marine industry. The Company markets its products through six product groups which are as follows:
(1) industrial products, (2) engineered products, (3) energy and construction products, (4) electronics products, (5) consumer products, and (6) marine products. The majority of the Company's products are made from either high-speed steel or tungsten carbide. The Company's largest concentration of business is in North America but it sells its products throughout the world.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The policies utilized by the Company in the preparation of the consolidated financial statements conform to generally accepted accounting principles, and require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from these estimates.

     The significant accounting policies followed by the Company are described below.

REVENUE RECOGNITION

     Revenue from the sale of the Company's products is recognized upon shipment to the customer.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances are eliminated in consolidation.

INTERIM UNAUDITED FINANCIAL INFORMATION

     The interim consolidated financial information at September 30, 1997 and for the nine months ended September 30, 1996 and 1997 and related disclosures in the notes herein (including Note 18) is unaudited. However, in the opinion of management, such information has been prepared on the same basis as the audited consolidated financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. The interim results, however, are not necessarily indicative of the results for any future period.

FOREIGN CURRENCY TRANSLATION

     The accounts of the Company's foreign subsidiaries are maintained in their respective local currencies. The accompanying consolidated financial statements have been translated and adjusted to reflect U.S. dollars on the bases presented below.

     Assets and liabilities are translated into U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Adjustments resulting from the process of translating the consolidated amounts into U.S. dollars are accumulated in a separate translation adjustment account included in stockholders' equity. Common stock and additional paid-in capital are translated at historical U.S. dollar equivalents in effect at the date of acquisition. Foreign currency transaction gains and losses are included in earnings currently. The Company recognized net foreign currency transaction gains of $227, $540 and $599 for the years ended December 31, 1994, 1995 and 1996, respectively.

CASH

    For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash. Cash overdrafts, if any, on the Company's disbursement accounts are included in the balances outstanding under the Company's revolving credit facilities.

CONCENTRATION OF CREDIT RISK

     The Company sells its products to distributors and end-users in the industrial, energy and construction, electronics, engineered products, consumer and marine markets. While most of the Company's business activity is with customers located within North America, the Company also serves customers in Europe and the Far East. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and historically such losses have been within management's expectations. At December 31, 1996, the Company had no significant concentrations of credit risk.

RELATIONSHIPS WITH SUPPLIERS

     The Company purchases tungsten carbide materials from multiple suppliers, for which alternative suppliers also exist and are adequate. Although the Company purchases the majority of its domestic high-speed steel requirements from a single supplier, the Company believes that the supply of steel and the number of alternative suppliers are adequate. The Company considers its relationships with its primary suppliers to be strong.

INVENTORIES

     Inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (LIFO) method, for substantially all domestic inventories. For various tax and statutory reasons, inventories of the Company's foreign subsidiaries are stated at first-in, first-out (FIFO) cost. The effects on the consolidated financial position and results of operations from applying the FIFO method (versus the LIFO method) to certain inventories are immaterial. If the FIFO method (which approximates replacement cost) had been used in determining cost for all inventories, inventories would have been approximately $5,181 and $5,675 higher at December 31, 1995 and 1996, respectively. Inventories include the cost of materials, direct labor and manufacturing overhead. Obsolete or unsaleable inventories are reflected at their estimated net realizable values.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the assets which range from 3 to 40 years. Properties held under capital leases are recorded at the present value of the noncancelable lease payments over the term of the lease and are amortized over the shorter of the lease term or the estimated useful lives of the assets. Expenditures for repairs, maintenance and renewals are charged to income as incurred. Expenditures which improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.

GOODWILL

     The excess of the purchase price over the fair value of net assets acquired in business combinations is capitalized and amortized on a straight-line basis over the estimated period benefited. The amortization period for all acquisitions to date is 40 years. Amortization expense for the years ended December 31, 1994, 1995 and 1996 was approximately $1,221, $2,636 and $4,279, respectively. Accumulated amortization at December 31, 1995 and 1996 was approximately $7,592 and $11,849, respectively. The carrying value of goodwill is assessed for recoverability by management based on current and anticipated conditions, including expected cash flows and operating results generated by the underlying tangible assets. Management believes that there has been no impairment at December 31, 1996.

OTHER ASSETS

    Other assets are primarily comprised of debt issuance and trademark costs. At December 31, 1995, other assets also included an investment in Rule Industries, Inc. stock as further described in Note 3. Debt issuance costs are being amortized on a straight-line basis over the life of the related obligation and trademarks are being amortized on a straight-line basis over 40 years. Amortization expense for the years ended December 31, 1994, 1995 and 1996 was approximately $270, $272 and $341, respectively. Accumulated amortization at December 31, 1995 and 1996 was $3,471 and $3,568, respectively.

INCOME TAXES

     The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under FAS 109, the deferred tax provision is determined using the liability method, whereby deferred tax assets and liabilities are recognized based upon temporary differences between the financial statement and income tax bases of assets and liabilities using presently enacted tax rates.

EARNINGS PER SHARE

     Fully diluted earnings per share primarily reflect the effects of conversion of the Company's mandatorily redeemable convertible preferred securities and elimination of the related dividends, net of applicable income taxes (see Note 5). Primary earnings per share is computed by dividing net income available to common stockholders by the weighted average number of common and common equivalent shares outstanding during the period. Options under the Company's employee and directors stock option plans are not included as common stock equivalents for earnings per share purposes since they did not have a material dilutive effect.

ENVIRONMENTAL LIABILITIES

     Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and that do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated.

EMPLOYEE STOCK-BASED COMPENSATION

     The Company accounts for employee stock options and variable stock awards in accordance with Accounting Principles Board No. 25, "Accounting for Stock Issued to Employees" (APB 25). Under APB 25, the Company applies the intrinsic value method of accounting. For employee stock options accounted for using the intrinsic value method, no compensation expense is recognized because the options are granted with an exercise price equal to the market value of the stock on the date of grant. For variable stock awards accounted for using the intrinsic value method, compensation cost is estimated and recorded each period from the date of grant to the measurement date based on the market value of the stock at the end of each period.

     During 1996, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123), became effective for the Company. FAS 123 prescribes the recognition of compensation expense based on the fair value of options or stock awards determined on the date of grant. However, FAS 123 allows companies to continue to apply the valuation methods set forth in APB 25. For companies that continue to apply the valuation methods set forth in APB 25, FAS 123 mandates certain pro forma disclosures as if the fair value method had been utilized. See Note 12 for additional discussion.

3. ACQUISITIONS

     The following table summarizes certain information regarding the Company's acquisitions during the past three years:

                                                                    NET CASH
      DATE                          BUSINESS                     PURCHASE PRICE
      ----                          --------                     --------------
October 1994     Threads, Inc. and Hendersonville Industrial
                 Tool Co., Inc.                                     $ 5,272
November 1994    The Cleveland Twist Drill Company (CTD)            $45,867
November 1994    Carbidie Corporation (Carbidie)                    $22,500
January 1995     American Mine Tool Division of Valenite, Inc.      $14,676
                 (AMT)
June 1995        Van Keuren, Inc.                                   $ 2,500
December 1995    Cleveland Europe Limited                           $ 7,258
January 1996     Rule Industries, Inc. (Rule)                       $84,046
June 1996        Boride Products, Inc.                              $ 8,768
July 1996        Arkansas Cutting Tools, a division of
                 Production Carbide & Steel Company                 $ 4,872
December 1996    Bassett Rotary Tool Company                        $13,497
March 1997       Hanita Metal Works, Ltd                            $33,725

     During the past three years, the Company has made several acquisitions which have significantly expanded its product lines. These acquisitions were each accounted for using the purchase method of accounting and financed primarily through bank borrowings, resulting in an increase in the Company's outstanding debt. Results of operations of each acquired company have been included in the Company's consolidated financial statements from the date of acquisition. The purchase price of each acquisition was allocated to the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. The excess of purchase price over the estimated fair value of net assets acquired was, in each instance, recorded as goodwill. Except for Rule, CTD and Carbidie, the pro forma effects, individually and collectively, of the acquisitions on the Company's consolidated results of operations and financial position are not material.

     The following table sets forth pro forma information for the Company as if the acquisitions of Rule, CTD and Carbidie had taken place on January 1, 1994 and the acquisition of Rule had taken place on January 1, 1995, respectively. This information is unaudited and does not purport to represent actual revenue, net income and earnings per share had the acquisitions actually occurred on January 1, 1994 and 1995, respectively. The pro forma effects of Rule, had the acquisition taken place on January 1, 1996, are not material.

                                   PRO FORMA INFORMATION
                                    FOR THE YEARS ENDED
                                        DECEMBER 31,
                                     1994         1995
                                   --------     --------
Net sales.......................   $419,662     $484,600
Net income......................   $ 24,917     $ 31,479
Primary earnings per common        $   1.53     $   1.94
share...........................

     In connection with a definitive merger agreement between Rule and the Company, on September 11, 1995 Greenfield exercised its option to acquire 630,000 shares of Rule common stock for approximately $5,611, including acquisition costs. The cost of the Rule common stock is reflected as other assets on the December 31, 1995 consolidated balance sheet. On January 12, 1996, Greenfield acquired the remaining outstanding shares of Rule common stock as discussed further below.

     In connection with the Company's acquisition of Rule in January 1996, the Company recorded a restructuring reserve of $2,600 in purchase accounting primarily related to the closing of two Rule facilities (including the corporate office) and the involuntary termination of a substantial number of Rule employees. Of the $2,600 reserve, $1,240 related to employee severance costs, $346 related to the closure of the two facilities, and $1,014 related to other nonrecurring costs associated with terminating certain Rule operations. This restructuring has resulted in a reduction in personnel and the elimination of certain duplicate functions. The employee severance costs related to the reduction of approximately 62 employees from the acquisition date. Of the total $2,600 reserve, substantially all of the costs had been paid as of December 31, 1996.

     The Company, as part of the acquisition of CTD, recorded a restructuring and plant consolidation liability of $10,480 in purchase accounting relating to the consolidation of certain facilities of CTD into existing facilities of the Company. The $10,480 liability included $8,430 in costs associated with plant closures, $2,000 in severance pay and $50 in other costs. Substantially all of these costs had been paid as of December 31, 1996.

     On March 27, 1997, the Company acquired the outstanding shares of Hanita Metal Works, Ltd., an Israeli-based company, and its U.S. subsidiary Hanita Cutting Tools, Inc. (collectively, Hanita) for approximately $20,800 (including cash acquired) and assumed indebtedness of approximately $14,600. Hanita, with its primary manufacturing, sales and distribution operations in Israel, is a leading manufacturer of high-quality, high performance end mills and other cutting tools for the metalworking industry. Hanita also sells and distributes products around the world, including the United States. The acquisition was accounted for using the purchase method of accounting and was financed through the Company's existing unsecured credit facility. For the year ended December 31, 1996, Hanita had net sales of approximately $27,000. The pro forma effects of the acquisition on the Company's results of operations are not material. The results of operations of Hanita are included in the Company's consolidated financial statements from the date of acquisition.

4. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                                   DECEMBER 31,        SEPTEMBER 30,
                                                                1995         1996          1997
                                                              --------     --------      --------
                                                                                        (UNAUDITED)
SENIOR NOTES PAYABLE TO INSTITUTIONAL INVESTORS:
  Principal payable in annual installments of $10,715
    commencing October 15, 1999 with a final payment of
    $10,710 on October 15, 2005; interest payable
    semi-annually at 7.31%; unsecured.....................    $ 75,000     $ 75,000      $ 75,000
INDUSTRIAL REVENUE BONDS:
  Principal due March 1, 2015; interest payable monthly at
    4.3% at December 31, 1996; secured by related property
    and equipment (repaid May 1997).......................       4,178        5,602            --
  Principal due August 1, 2015; interest payable monthly
    at 4.5% at December 31, 1996; secured by related
    property and equipment................................       3,287        3,751         4,737
  Principal due April 3, 2009; interest payable monthly at
    3.85% at September 30, 1997; secured by related
    property and equipment................................          --           --         1,222
NOTES PAYABLE TO BANKS:
  Principal due in annual installments of approximately $37;
    interest payable semi-annually at 6.0%; secured by the
    mortgage on the property of Kemmer AG, an indirect,
    wholly-owned subsidiary...............................       1,802        1,334         1,036
  Principal due in varying installments through 2001; interest at rates ranging from 5.6% to 8.85%; secured by
    property and equipment................................          --           14        14,224
  Foreign currency denominated notes due in varying
    installments through 2001; interest at rates ranging
    from 2% to 16.5%; secured by property and equipment...          --           --         2,445
REVOLVING CREDIT FACILITIES:
  Multi-currency facility; payable in full on December 9, 2001;
    interest payable quarterly at LIBOR plus a specified
    percentage, or at a base rate as set forth within the
    loan agreement. The interest rate under each option is
    determined by the Company's ratio of total indebtedness
    to cash flow (6.3% to 8.3% at December 31,
    1996); unsecured
       Domestic...........................................          --       60,500        89,600
       Foreign currency...................................          --       15,930        15,407
  Domestic facility (replaced in December 1996)...........      34,400           --            --
  Foreign currency denominated facility (replaced in
    December 1996)........................................      20,709           --            --
CAPITAL LEASE OBLIGATIONS.................................       1,455        1,007           695
                                                              --------     --------      --------
                                                               140,831      163,138       204,366
  Less current portion of long-term debt and amounts due
    on demand, including $590, $462 and $316 of capital
    lease obligations at December 31, 1995, and 1996
    and at September 30, 1997, respectively...............        (633)        (513)       (6,632)
                                                              --------     --------      --------
                                                              $140,198     $162,625      $197,734
                                                              ========     ========      ========

     On April 3, 1997, the Company issued $7,000 City of Pine Bluff, Arkansas Tax-Exempt Adjustable Mode Industrial Development Revenue Bonds (Greenfield Industries, Inc. Project), Series 1997 (Arkansas Bonds) to pay for the planned equipment purchases for its facility in Pine Bluff, Arkansas. The Arkansas Bonds mature on April 3, 2009 and bear interest at 3.8% at September 30, 1997. The proceeds from the Arkansas Bonds are held in trust until needed for the equipment purchases. Approximately $1,222 has been received from the Arkansas Bonds as of September 30, 1997.

     During December 1996, the Company replaced its existing foreign and domestic unsecured revolving credit facilities. The new agreement provides for a $130,000 multi-currency unsecured revolving facility and a $50,000 U.S. dollar acquisition facility. The multi-currency revolving facility provides for loans of up to DM 30,000 and Sterling 15,000. The facility requires commitment fees of 0.20% or 0.25% per annum (as determined by the Company's ratio of total indebtedness to cash flow) payable quarterly on any unused portion of the multi-currency facility. As of December 31, 1996 and September 30, 1997, interest on borrowings under the multi-currency facility ranged from 6.3% to 8.3% per annum and from 4.0% to 8.2% per annum, respectively. At December 31, 1996 and September 30, 1997, there was $53,570 and $24,993, respectively, available under the multi-currency facility and $50,000 available under the acquisition facility.

     On October 23, 1995, the Company completed the private placement of $75,000 of senior unsecured notes (Notes) with various institutional investors. The Notes, bearing interest payable quarterly at 7.31%, are due in 2005 with equal payments beginning in 1999. The proceeds from the Notes were used to refinance existing indebtedness and for general corporate purposes.

     On August 16, 1995, the Company, through CTD, issued $7,200 in City of Solon, Ohio Industrial Development Revenue Bonds (The Cleveland Twist Drill Company Project) Series 1995 (Ohio Bonds) to pay for the construction of a new manufacturing facility in Solon, Ohio. The Ohio Bonds mature on August 1, 2015 and bear interest at 4.5% at December 31, 1996. The proceeds from the Ohio Bonds are held in trust until needed for the construction. Approximately $3,751 has been received from the Ohio Bonds as of December 31, 1996.

     On March 31, 1995, the Company, in conjunction with the South Carolina Jobs-Economic Development Authority, issued $7,200 in Tax-Exempt Adjustable Mode Economic Development Revenue Bonds (South Carolina Bonds) to pay for the expansion of its facility in Clemson, South Carolina. The South Carolina Bonds mature on March 1, 2015 and bear interest at 4.3% at December 31, 1996. The proceeds from the South Carolina Bonds are held in trust until needed for the expansion. Approximately $5,602 has been received from the South Carolina Bonds as of December 31, 1996. The South Carolina Bonds were repaid in May 1997.

     On March 15, 1995, the Company amended its existing $20,000 unsecured foreign credit facility. The amended agreement provided for a DM 21 million unsecured credit facility and a Sterling 4.5 million unsecured credit facility. In connection with the acquisition of Cleveland Europe Limited, during December 1995, the Company amended the unsecured foreign credit facility, increasing the Sterling Facility to Sterling 9.5 million. As discussed above, this foreign revolving credit facility was replaced in December 1996.

     During November 1994, the Company amended its existing unsecured credit facility. The amended agreement provided for a $110,000 domestic revolving facility and a $20,000 acquisition facility. The facility required commitment fees of 0.25% or 0.375% per annum (as determined by the Company's ratio of total indebtedness to cash flow) payable quarterly on any unused portion of the domestic and foreign revolving credit facilities. As discussed above, the domestic revolving facility and the acquisition facility were replaced in December 1996.

     The financing agreements contain provisions which limit additional borrowings and capital expenditures, require maintenance of certain debt to capital and debt to cash flow ratios and net worth levels. At December 31, 1995 and 1996, and at September 30, 1997, the Company was in compliance with such provisions.

     At December 31, 1996, the minimum principal payments of long-term debt, excluding capital lease obligations, for the five subsequent fiscal years are as follows:

                              INDUSTRIAL REVOLVING
                      NOTES     REVENUE   CREDIT
                     PAYABLE     BONDS   FACILITY     TOTAL
                    --------  ---------- --------- ----------
1997..............  $     51    $   --   $     --  $      51
1998..............        37        --         --         37
1999..............    10,752        --         --     10,752
2000..............    10,752        --         --     10,752
2001..............    10,752        --     76,430     87,182
2002 and              44,004     9,353         --     53,357
                    --------    ------   --------  ---------
thereafter........
                    $ 76,348    $9,353   $ 76,430  $ 162,131
                    ========    ======   ========  =========

     The book value of long-term debt at December 31, 1996 approximates fair value.

5. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED SECURITIES

     On April 24, 1996, the Company completed a private placement to institutional investors of $115,000 of 6% Convertible Preferred Securities (liquidation preference of $50 per Convertible Preferred Security). The placement was made through the Company's wholly-owned subsidiary, Greenfield Capital Trust (Trust), a newly-formed Delaware business trust. The securities represent undivided beneficial ownership interests in the Trust. The sole asset of the Trust is the $118,557 aggregate principal amount of the 6% Convertible Junior Subordinated Deferrable Interest Debentures Due 2016 which were acquired with the proceeds from the private placement of the Convertible Preferred Securities and the offering and sale of Common Securities to the Company. The Company's obligations under the Convertible Junior Subordinated Debentures, the Indenture pursuant to which they were issued, the Amended and Restated Declaration of Trust of the Trust and the Guarantee of Greenfield, taken together, constitute a full and unconditional guarantee by Greenfield of amounts due on the Convertible Preferred Securities. The Convertible Preferred Securities are convertible at the option of the holders at any time into the common stock of Greenfield at an effective conversion price of $41.25 per share and are redeemable at Greenfield's option after April 15, 1999. The net proceeds of the offering of approximately $110,746 were used by Greenfield to retire indebtedness. A registration statement relating to resales of such Convertible Preferred Securities was declared effective by the Securities and Exchange Commission on September 26, 1996.

     Upon consummation of the merger described in Note 18, the effective conversion price of the Convertible Preferred Securities was adjusted to approximately $36.05.

6. LEASE COMMITMENTS

     The Company leases certain of its equipment under noncancelable lease agreements. These agreements extend for a period of up to 42 months and contain purchase or renewal options on a month-to-month basis. The leases are reflected in the consolidated financial statements as capitalized leases in accordance with the requirements of Statement of Financial Accounting Standards No. 13, "Accounting for Leases."

     In addition, the Company has manufacturing facilities, office space and certain equipment leased under noncancelable operating leases having remaining terms of up to 14 years. Minimum lease payments under long-term capital and operating leases at December 31, 1996 are as follows:

                                                          CAPITAL   OPERATING
                                                          LEASES     LEASES
                                                          -------   ---------
1997...................................................  $   494    $  4,989
1998...................................................      274       5,359
1999...................................................      141       2,638
2000...................................................      246       2,285
2001...................................................       --       1,881
2002 and thereafter....................................       --      10,283
                                                         -------    --------
Total minimum lease payments...........................    1,155    $ 27,435
                                                                    ========
Less amount representing interest......................     (148)
                                                         -------
Present value of net minimum lease payments, including
  current portion of $462..............................  $ 1,007
                                                         =======


     Rental expense incurred on the operating leases in 1994, 1995 and 1996 approximated $2,291, $2,840 and $6,070, respectively.

7. INCOME TAXES

     Income (loss) before provision (benefit) for income taxes for the years ended December 31 was taxed under the following jurisdictions:

              1994     1995      1996
           --------- --------  ------
Domestic.  $ 36,594  $ 45,213  $ 34,694
Foreign..      (479)    7,642     9,470
           --------  --------  --------
Total....  $ 36,115  $ 52,855  $ 44,164
           ========  ========  ========

     The provision (benefit) for income taxes charged to operations was as follows:

                                1994      1995      1996
                              --------  --------  --------
Current tax provision
(benefit):
  U.S. federal............... $  7,940   $10,383  $  8,587
  State and local............    1,660     2,101     1,471
  Foreign....................      900     3,147      (473)
                              --------   -------  --------
Total current provision......   10,500    15,631     9,585
                              ========   =======  ========
Deferred tax provision
(benefit):
  U.S. federal...............    4,504     4,637     3,820
  State and local............      602       785       695
  Foreign....................   (1,500)      337     3,875
                              --------   -------  --------
Total deferred provision.....    3,606     5,759     8,390
                              --------   -------  --------
Total provision for income
taxes........................ $ 14,106   $21,390  $ 17,975
                              ========   =======  ========

     Deferred tax liabilities (assets) are comprised of the following at December 31:

                                                         1995       1996
                                                      ---------  ---------
Depreciation........................................  $  14,226  $  18,705
LIFO inventory......................................      7,424      7,300
Foreign deferred tax liabilities, primarily related
to depreciation.....................................      2,334      3,437
Other...............................................        105        135
                                                      ---------  ---------
Gross deferred tax liabilities......................     24,089     29,577
                                                      ---------  ---------
Property, plant and equipment basis differences.....     (1,547)    (2,253)
Restructuring costs.................................     (2,517)    (2,093)
Inventory reserves and costing capitalization.......     (1,772)    (4,174)
Retiree health......................................     (3,490)    (3,578)
Pension.............................................     (2,309)    (2,301)
Workers' compensation reserves......................       (651)      (726)
Environmental reserves..............................       (998)    (1,053)
Other accruals......................................     (2,331)    (3,266)
Foreign deferred tax assets, primarily loss
carryforwards and other reserves....................     (3,708)      (936)
Other...............................................       (866)    (1,327)
                                                      ---------  ---------
Gross deferred tax assets...........................    (20,189)   (21,707)
                                                      ---------  ---------
Deferred tax assets valuation allowance.............        975        975
                                                      ---------  ---------
Net deferred tax liability..........................  $   4,875  $   8,845
                                                      =========  =========

     The deferred tax asset valuation allowance at December 31, 1996 primarily represents excess deductible temporary differences over taxable temporary differences for foreign operations and potential nonrealization of certain other deferred tax assets. The tax benefits, if any, from the future recognition of certain deductible temporary differences present at the date of the acquisition of CTD and Rule, but not recognized at that time, will be applied to reduce goodwill.

     The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

                                          1994      1995       1996
                                       --------- ---------  -------
Statutory U.S. rate.................   $ 12,640  $ 18,499   $ 15,457
Increase (decrease) in rate
resulting from:
  Foreign taxes, net................       (432)      809        172
  State/local taxes, net............      1,471     1,876      1,532
  Nondeductible goodwill amortization       282       957      1,258
  Other.............................        145      (751)      (444)
                                       --------  --------   --------
  Effective tax rate................   $ 14,106  $ 21,390   $ 17,975
                                       ========  ========   ========

8. RESTRUCTURING COSTS

     The results of operations for the year ended December 31, 1996 included restructuring costs of $4,000 (approximately $2,400 net of related tax benefits, or $0.15 per common share), on a primary basis. These costs were primarily related to employee severance and certain other nonrecurring charges resulting from the effects of the reorganization of the Company's business groups. The restructuring costs included the costs associated with the combination or elimination of certain functions or operations which were identified as redundant. The $4,000 restructuring charge recorded in the third quarter included $2,727 for employee-related costs consisting primarily of severance costs, $585 for the noncash write-down of plant assets where operations have been or will be terminated, and $688 for other nonrecurring severance costs for personnel that have been terminated or will be terminated in future periods. The employee severance costs relate to the reduction of approximately 42 employees as of December 31, 1996 and future reductions of approximately 28 employees. Of the total $4,000 charge, approximately $777 had been incurred through December 31, 1996. The remaining accrual primarily relates to employee severance costs and costs associated with the closure of two facilities.

    During 1994, the Company recorded restructuring costs of $1,300 relating to the consolidation of the plant in Switzerland into a plant in Germany. The $1,300 charge is comprised of $700 in costs associated with plant closures and relocation of machinery and equipment, $500 in severance costs related to approximately 35 administrative staff and plant personnel at the closed Swiss facility and $100 in other costs. The Company substantially completed the restructuring by the end of 1994.

     The Company continues to evaluate its operations with an intent to streamline operations, improve productivity and reduce costs and may implement additional rationalization programs in the future.

9. RETIREMENT PLANS

     The Company offers substantially all of its domestic employees a retirement savings plan under Section 401(k) of the Internal Revenue Code. Employees may elect to enter a written salary deferral agreement under which a maximum of 15% of their salaries may be contributed to the plan, subject to aggregate limits required under the Internal Revenue Code. The Company is required to make a mandatory contribution of 2% of qualified employee earnings. In addition, the Company will match a percentage of the employees' contribution up to a specified maximum percentage of their salaries and may make a discretionary contribution from profits upon resolution of its Board of Directors. For the years ended December 31, 1994, 1995 and 1996, the Company made contributions to the defined contribution plans of approximately $2,448, $3,406 and $3,923, respectively.

     CTD, Carbidie and AMT had defined benefit pension plans covering substantially all domestic employees with the exception of AMT non-union employees when they were acquired by the Company. All of these plans were frozen in 1995, and benefits were frozen at 1995 levels. In addition, Rule had a defined benefit pension plan for certain employees for which the benefits had been frozen prior to the Company's acquisition of Rule in January 1996. The Company's funding policy with respect to such plans is to contribute annually the minimum amount required under ERISA. Plan assets include marketable equity securities, U.S. government securities, federal agency obligations, corporate debt instruments, money market funds and other fixed income securities.

     In connection with the CTD and Carbidie acquisitions in 1994, the Company recorded an aggregate net liability of $6,051 in purchase accounting representing the excess of the estimated projected benefit obligation (PBO) over the fair value of plan assets. During 1996, the Company recorded a net liability of $700 in purchase accounting for the excess of the PBO over the fair value of the plan assets in connection with the Rule acquisition.

     The following tables set forth the defined benefit pension plans' net periodic pension costs for the years ended December 31, 1995 and 1996 and the plans' net funded status, amounts recorded in the consolidated balance sheet, and other summary information at December 31, 1995 and 1996:

        FOR THE YEARS ENDED DECEMBER 31,        1995      1996
       ---------------------------------      --------  --------
       NET PERIODIC PENSION COST:
       Service cost.....................      $   502   $    30
       Interest cost....................        2,334     2,297
       Other............................          583      (732)
       Less: Actual return on plan
       assets...........................       (2,842)   (1,560)
                                              -------   -------
       Net periodic pension cost........      $   577   $    35
                                              =======   =======

               DECEMBER 31,                    1995        1996
------------------------------------------  ----------  -------
NET PENSION LIABILITY:
Vested accumulated benefit obligation.....  $  30,288   $  32,226
                                            =========   =========
Nonvested accumulated benefit obligation..  $   1,622   $     751
                                            =========   =========
PBO.......................................  $  31,910   $  33,228
Fair value of plan assets.................    (27,361)    (29,570)
Unrecognized prior service cost...........         --         (30)
Unrecognized net loss.....................       (519)        (29)
Additional minimum pension liability......        783         279
                                            ---------   ---------
Net pension liability.....................  $   4,813   $   3,878
                                            =========   =========
Discount rate used to determine the PBO...        7.5%        8.0%
Assumed long-term rate of return on plan
assets....................................        9.0%        9.0%

10. POSTRETIREMENT BENEFITS

     Under Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," the Company is required to recognize the cost of providing health care and other benefits to retirees over the term of the employees' service. Prior to the acquisitions of CTD and Carbidie, the Company provided no postretirement benefits other than those related to the 401(k) plans described in Note 9. CTD and a certain other subsidiary provides health care insurance benefits to certain of its retired employees. All of these plans were frozen in 1995, and benefits were frozen at 1995 levels. In connection with the CTD acquisition in 1994, the Company recorded a liability of $11,939 in purchase accounting representing the estimated discounted present value of the expected future retiree benefits attributed to employees' service rendered in periods prior to Greenfield's acquisition.

     The following tables set forth the plans' net periodic postretirement benefit cost for the years ended December 31, 1995 and 1996, the accumulated postretirement benefit obligation (APBO) at December 31, 1995 and 1996 and other summary information:

                  FOR THE YEARS ENDED DECEMBER 31,          1995    1996
         ------------------------------------------------- ------  -----
         NET PERIODIC POSTRETIREMENT BENEFIT COST:
         Service cost..................................... $   55  $  --
         Interest cost....................................    873    765
                                                           ------  -----
         Net periodic postretirement benefit cost......... $  928  $ 765
                                                           ======  =====


                       DECEMBER 31,                          1995        1996
---------------------------------------------------------- --------    --------
ACCUMULATED POSTRETIREMENT BENEFIT OBLIGATION:
APBO (consisting solely of retirees and dependents)....... $ 11,692    $  9,653
Unrecognized net gain (loss)..............................       (3)        754
                                                           --------    --------
Net APBO.................................................. $ 11,689    $ 10,407
                                                           ========    ========
Discount rate used in measuring the APBO..................      7.5%        8.0%
Assumed health care cost trend rate used in measuring the
  APBO....................................................      8.5%        8.5%

     The assumed health care cost trend rate used in measuring the APBO for 1995 and 1996 decreased gradually to 6% (until 2002 and thereafter). If the assumed health care cost trend rates were increased by 1%, the APBO for 1995 and 1996 would have increased approximately $558 and $434, respectively.

     There are no plan assets and the Company expects to continue to fund these benefit costs on a pay-as-you-go basis. During 1995 and 1996, the Company made payments of approximately $1,018 and $1,400, respectively, related to these benefits.

11. 1993 EXECUTIVE STOCK OPTIONS

     In 1993, the Company established the 1993-1 Executive Stock Option Plan (1993-1 Plan) and granted to certain officers of Rogers Tool Works, Inc., a wholly-owned subsidiary of the Company (RTW), non-qualified stock options to purchase an aggregate of 438,258 shares of common stock at a price of $0.51 per share, subject to adjustment, in exchange for the cancellation of RTW shares held by these officers. In addition, the Company canceled the promissory notes of each of these officers issued to finance the purchase of their RTW shares. The exercise price with respect to the options granted was determined to preserve the original purchase price per share of the RTW shares cancelled. The options became exercisable as to 25% of the shares issuable thereunder on January 26, 1994, and as to a cumulative 35%, 50% and 100% of the shares issuable thereunder on each succeeding six-month anniversary thereof. As of December 31, 1995 all of the options had been exercised. During the years ended December 31, 1994 and 1995, 153,367 and 284,891 shares, respectively, were issued in connection with the 1993-1 Plan.

     In 1993, the Company also adopted the 1993-2 Executive Stock Option Plan (1993-2 Plan) pursuant to which nonqualified stock options were granted to certain existing shareholders prior to the initial public offering to acquire an aggregate 453,350 shares of the Company's common stock, subject to adjustment, by tendering existing common stock in payment thereof. The exercise price of all options was the current market price on the date of exercise and all options were exercised only by exchanging shares of previously owned common stock. The grant and exercise of options under the 1993-2 Plan did not result in any increase in the beneficial ownership of common stock by the plan participants from the number of shares owned immediately after the initial public offering. Under the terms of the 1993-2 Plan, the options were exercised immediately after the initial public offering and the shares of common stock issued thereunder became freely transferable by each participant as to 25% of the shares issuable to such participants on January 31, 1994 and as to a cumulative 35%, 50% and 100% of the shares issuable to such participant on each succeeding six-month anniversary thereof. The shares tendered in exercise of options granted under the 1993-2 Plan were issued under promissory notes due in 1998 through 2002. The notes are reflected in stock subscriptions receivable, included in additional paid-in capital and other, in the accompanying consolidated financial statements.

12. STOCK OPTION AND STOCK INCENTIVE PLANS

STOCK OPTION PLANS

     The Company has three stock options plans: the Employee Stock Option Plan (Employee Plan), the 1995 Directors Non-Qualified Stock Option Plan (Directors
Plan) and the 1993 Directors Non-Qualified Stock Option Plan (1993 Directors
Plan).

     The Employee Plan provides for the granting of options to purchase up to 1,000,000 shares of common stock to the Company's executive officers and key employees at prices equal to the fair market value of the stock on the date of grant. The Employee Plan was amended effective May 6, 1997, to, among other things, increase the number of options to purchase shares of common stock from 1,000,000 to 2,000,000. Options outstanding at December 31, 1996 entitle the holders to purchase common stock at prices ranging between $16.00 and $37.00 per share, subject to adjustment. Options shall become exercisable with respect to one-fourth of the shares covered thereby on each anniversary of the date of grant, commencing on the second anniversary of such date. The right to exercise the options expires ten years from the date of grant, or earlier if an option holder ceases to be employed by the Company.

     The Directors Plan provides for the granting of options to purchase up to 125,000 shares of common stock to the Company's Directors who are not employees of the Company at prices equal to the fair market value of the stock on the date of grant. Options are granted to each eligible Director on the date such person is first elected to the board of directors of the Company and on each subsequent re-election date. The Directors Plan was approved in May 1996 by the stockholders. Options outstanding at December 31, 1996 entitle the holders to purchase common stock at a price of $37.00 per share, subject to adjustment. Options granted upon re-election shall become exercisable in full on the first anniversary of such date. All other options shall become exercisable with respect to one-fourth of the shares covered thereby on each anniversary date of the date of grant, commencing on the second anniversary of such date. The right to exercise the options expires ten years from the date of grant, or earlier, if an option holder ceases to be a Director of the Company.

     The 1993 Directors Plan provides for the granting of options to purchase up to 100,000 shares of common stock to the Company's Directors who are not employees of the Company at prices equal to the fair market value of the stock on the date of grant. Options are granted to each eligible Director on the date such person is first elected to the board of directors of the Company. Options outstanding at December 31, 1996 entitle the holders to purchase common stock at prices ranging between $15.50 and $25.75 per share, subject to adjustment. Options shall become exercisable with respect to one-fourth of the shares covered thereby on each anniversary of the date of grant, commencing on the second anniversary of such date. The right to exercise the options expires ten years from the date of grant, or earlier if an option holder ceases to be a Director of the Company. Subsequent to the May 1996 approval of the Directors Plan, no further grants will be issued under the 1993 Directors Plan.

     A summary of the status of the Company's stock option plans as of December 31, 1994, 1995 and 1996, and changes during the years then ended are presented below:

                                 1994                   1995                   1996
                         ---------------------   --------------------   -------------------
                                     WEIGHTED-             WEIGHTED-              WEIGHTED-
                                      AVERAGE               AVERAGE                AVERAGE
                                     EXERCISE              EXERCISE               EXERCISE
                          SHARES       PRICE     SHARES      PRICE      SHARES      PRICE
                          ------     ---------   ------    ---------    ------    ---------
Outstanding at
  beginning of year...    368,500     $ 15.98    578,500    $ 18.76     788,175    $ 21.95

Granted...............    217,500     $ 23.36    244,300    $ 29.07     255,400    $ 28.58
Exercised.............         --         --     (10,375)   $ 16.07     (55,000)   $ 16.53
Forfeited.............     (7,500)    $ 16.18    (24,250)   $ 19.93     (34,175)   $ 27.21
                        ---------              ---------              ---------
Outstanding at end of
  year................    578,500     $ 18.76    788,175    $ 21.95     954,400    $ 23.85
                        =========              =========              =========
Exercisable at end of
  year................         --         --      77,125    $ 15.98     158,875    $ 18.12
                        =========              =========              =========

     The following table summarizes information for options currently outstanding and exercisable at December 31, 1996:

                        OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
            ------------------------------------------  --------------------------
                             WEIGHTED       WEIGHTED                      WEIGHTED
 RANGE OF                    REMAINING       AVERAGE                       AVERAGE
 EXERCISE      NUMBER       CONTRACTUAL     EXERCISE        NUMBER        EXERCISE
  PRICES     OUTSTANDING       LIFE           PRICE       EXERCISABLE       PRICE
---------- ---------------  -----------    -----------  --------------- ----------
   $14-21      308,000           7           $ 16.24        118,015        $ 16.13
   $22-29      360,150           9           $ 25.23         40,860        $ 23.85
   $30-37      286,250           9           $ 30.31             --
              --------                                     --------
   $14-37      954,400           8           $ 23.85        158,875        $ 18.12
              ========                                     ========

     In connection with the resignation of a member of the Company's Board of Directors, in 1994 the Company exchanged options for 10,000 shares of common stock previously granted to the Director with a warrant to purchase 10,000 shares of common stock at an exercise price equal to the exercise price of the options.

STOCK INCENTIVE PLANS

     The Company has two stock incentive plans: the 1995 Equity Incentive Plan (Incentive Plan) and the 1995 Restricted Stock Bonus Plan (Ownership Plan). Both plans were approved in May 1996 by the stockholders of the Company.

     The Incentive Plan provides for the granting of up to 273,000 shares of common stock to certain senior executives of the Company in time-lapse restricted stock, performance contingent restricted stock and performance shares. Time-lapse restricted stock vests in one-third increments over a three-year period commencing four years after the date of the award. Performance contingent restricted stock is earned when the price for the Company's stock reaches certain predetermined levels, and then vests over a three- or five-year period. Performance shares are earned based on attainment of a predetermined four-year cumulative earnings per share level. Attainment of between 50% and 200% of the predetermined objective will entitle the participants to receive restricted performance shares of between 50% and 200% of the target award, which then vest over a three-year period. No performance shares are earned if less than 50% of the performance objective is obtained.

     The Ownership Plan provides for the issuance of up to 250,000 shares of common stock to certain employees, by allowing such employees to elect to defer up to 50% of their annual cash bonus and receive, in lieu thereof, shares of the Company's common stock. The Company will increase the employees' deferred bonus by either 20% or 35% (depending on the employees' selection of 3 or 5 years, respectively, for the restriction period).

     Shares issued under these plans are restricted and are subject to forfeiture upon termination of employment. During the period that the shares are restricted, award holders have the right to vote and to receive dividends on such shares.

     A summary of stock earned and issued pursuant to the Incentive Plan and Ownership Plan for the year ended December 31, 1996 follows:

                                            MARKET VALUE
                                   SHARES  OF DATE EARNED    VESTING PERIOD
                                   ------  --------------    --------------
Incentive Plan
  Time-lapse Restricted Stock...   26,000      $  30.50      Nov 1999-Nov 2001
  Time-lapse Restricted Stock...    8,000      $ 31.625      July 2000-July 2002
  Performance Contingent
    Restricted Stock............    7,700      $  37.75      Nov 2000
                                  -------
                                   41,700
Ownership Plan..................   17,848      $  30.50      Feb 1997-Feb 2001
                                  -------
Total restricted shares earned
  and issued in 1996............   59,548
                                  =======

     The Company awarded up to 273,000 shares of restricted stock to certain senior executives under the Incentive Plan, subject to the attainment of certain performance levels, as discussed above. The weighted average fair value of the shares on the grant date was $30.73. The Company applies APB 25 and related interpretations in accounting for stock awards under the Incentive and Ownership Plans. Under APB 25, the Company recorded $1,500 of compensation expense during 1996 attributable to these awards, which is included in selling, general and administrative expenses in the 1996 consolidated statement of operations.

     Shares which have been issued but which remain restricted are recorded as deferred compensation, a reduction to additional paid-in capital. The increase in additional paid-in capital of $761 during 1996 represents the issuance of executive stock awards and is net of this deferred compensation. As the shares vest and become unrestricted, the deferred compensation will be recorded as compensation expense and additional paid-in capital will increase.

PRO FORMA DISCLOSURES

     The Company applies APB 25 and related interpretations in accounting for its stock option plans. Accordingly, except for the Incentive and Ownership Plans as described above, no compensation cost has been recognized for the stock options because the options were granted with an exercise price equal to the stock price on the date of grant. Had compensation costs for the Company's stock option plans been determined based on the fair value of the options on the grant dates consistent with the methodology prescribed by FAS 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below. Due to the adoption of the methodology prescribed by FAS 123, the pro forma results shown below only reflect the impact of options and stock awards granted in 1995 and 1996. Because future options and stock awards may be granted, the pro forma impact for 1995 and 1996 is not necessarily indicative of the impact in future years.

                                        1995     1996
                                      -------  -------
Net income               As reported  $31,465  $26,189
                         Pro forma    $31,336  $25,614
Primary earnings per     As reported  $  1.94  $  1.60
share
                         Pro forma    $  1.90  $  1.55

     The fair value of the options granted (which is amortized over the option vesting period in determining the pro forma impact), is estimated on the date of grant using the Black-Scholes multiple option-pricing model with the following weighted average assumptions:

                                1995             1996
                             -----------     -----------
Expected life of options         5 years         5 years
Risk-free interest rates     5.69--7.76%     5.39--6.69%
Expected volatility of
stock...................             29%             32%

Expected dividend yield.            0.5%            0.5%

     The weighted average fair value of options granted during the years ended December 31, 1995 and 1996 was $10.34 and $10.84 per share, respectively.

13. RELATED PARTIES

     Harbour Group Investments, L.P. (HGI, L.P.) was the Company's principal stockholder prior to HGI, L.P.'s sale of substantially all of its shares in a secondary stock offering in March 1994. Under terms of a corporate development consulting and advisory services agreement, the Company incurred fees totaling $1,109, $445 and $580 in 1994, 1995 and 1996, respectively, payable to an affiliate of HGI, L.P. related to corporate development services provided in identifying, negotiating and consummating certain acquisitions.

     Under terms of a management consulting and advisory services agreement, Harbour Group, Ltd. (HGL), an affiliate of HGI, L.P., charges the Company for direct management and administrative services provided to the Company based on HGL's approximate costs for such services. These charges totaled approximately $250, $182 and $53 for the years ended December 31, 1994, 1995 and 1996, respectively, and are reflected in selling, general and administrative expenses in the accompanying consolidated financial statements.

     At December 31, 1995 and 1996, a member of HGL management owned 80,000 shares of the Company's common stock partially financed with promissory notes totaling $101 due in 1998 through 2003. The notes are reflected in stock subscriptions receivable, included in additional paid-in capital and other, in the accompanying consolidated financial statements.

14. COMMITMENTS AND CONTINGENCIES

     The Company is involved in certain claims and legal proceedings in which monetary damages are sought. The Company is vigorously contesting these claims. However, resolution of these claims is not expected to occur quickly and their ultimate outcome presently cannot be predicted. It is the opinion of management that any liability of the Company for claims or proceedings will not materially affect its financial position.

     In connection with the acquisition of CTD, the Company recorded a liability of $2,600 in purchase accounting for certain estimated environmental clean-up costs to be incurred relative to acquired CTD facilities. This estimated potential liability, which is included in other accrued liabilities, has not been reduced for any expected proceeds from other potentially responsible third parties.

At December 31, 1996, the liability balance was approximately $2,200.

15. SEGMENT INFORMATION

     Worldwide operations data, as required by Statement of Financial Accounting Standards No. 14, "Financial Reporting for Segments of a Business Enterprise," are listed below. Profitability of the Company's foreign operations by geographic area was determined based on ultimate sales to unaffiliated customers. Income from operations was included in the geographic area of the entity transacting the final sale. Intercompany sales have been eliminated in consolidation.

                      FOR THE YEARS ENDED DECEMBER 31,
                ------------------------------------------
                NET SALES TO      INCOME
                UNAFFILIATED       FROM       IDENTIFIABLE      CAPITAL
                  CUSTOMERS     OPERATIONS       ASSETS      EXPENDITURES
                ------------    ----------    ------------   ------------
1994
North America.    $240,809       $ 38,223       $289,610       $ 12,345
Europe........      30,978          1,061         30,325          1,037
                  --------       --------       --------       --------
                  $271,787       $ 39,284       $319,935       $ 13,382
                  ========       ========       ========       ========
1995
North America.    $377,314       $ 52,112       $352,532       $ 26,177
Europe........      42,874          8,966         45,931            670
                  --------       --------       --------       --------
                  $420,188       $ 61,078       $398,463       $ 26,847
                  ========       ========       ========       ========
1996
North America.    $451,383       $ 50,463       $514,163       $ 27,175
Europe........      58,711          9,484         48,481          2,010
                  --------       --------       --------       --------
                  $510,094       $ 59,947       $562,644       $ 29,185
                  ========       ========       ========       ========

     Export revenues included in the North American net sales to unaffiliated customers were as follows:

 FOR THE YEARS ENDED DECEMBER 31,    1994      1995     1996
---------------------------------  --------  -------- ------
Geographic Areas:
  Far East......................   $  9,113  $19,837  $ 20,091
  Canada/Latin America..........      6,521    5,749    10,534
  Europe........................      3,572    7,601    15,340
  Other.........................         36      665     1,343
                                   --------  -------  --------
                                   $ 19,242  $33,852  $ 47,308
                                   ========  =======  ========

16. SUPPLEMENTAL BALANCE SHEET INFORMATION

                                                   DECEMBER 31,        SEPTEMBER 30,
                                                 1995         1996         1997
                                             -----------  ----------   -------------
ACCOUNTS RECEIVABLE:
  Trade receivables........................    $ 66,242     $ 86,962     $102,792
  Allowance for doubtful accounts and
    customer rebates.......................      (2,624)      (3,763)      (4,692)
                                               --------     --------     --------
                                               $ 63,618     $ 83,199     $ 98,100
                                               ========     ========     ========
INVENTORIES:
  Raw materials and component parts........    $ 28,248     $ 49,500     $ 68,988
  Work in process..........................      31,648       38,055       43,060
  Finished goods...........................      49,873       65,104       70,476
                                               --------     --------     --------
                                               $109,769     $152,659     $182,524
                                               ========     ========     ========
PROPERTY, PLANT AND EQUIPMENT:
  Machinery and equipment..................    $108,077     $143,664     $172,781
  Buildings................................      20,531       33,125       37,985
  Land and land improvements...............       2,445        4,159        4,095
  Property held under capital leases.......       4,579        4,496        4,496
                                               --------     --------     --------
       Total property, plant and equipment
         at cost...........................     135,632      185,444      219,357

  Less accumulated depreciation and
    amortization, including $3,241 and
    $3,715, respectively, related to property
    held under capital leases..............     (46,833)     (59,902)     (71,931)
                                               --------     --------     --------
                                                 88,799      125,542      147,426
  Construction in progress.................      18,558       17,338       20,231
  Property held for sale...................       1,665        1,420        1,522
                                               --------     --------     --------
                                               $109,022     $144,300     $169,179
                                               ========     ========     ========
ACCRUED LIABILITIES:
  Employee compensation and benefits.......    $ 18,676     $ 19,151     $ 22,566
  Restructuring costs......................       4,919        3,371        2,363
  Interest.................................       1,544        1,656        3,395
  Other....................................       8,549       11,233       13,237
                                               --------     --------     --------
                                               $ 33,688     $ 35,411     $ 41,561
                                               ========     ========     ========

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Summarized quarterly financial data for 1994, 1995 and 1996 appears below (in thousands, except per share data):

                                   NET SALES
                     --------------------------------------
                       1994           1995           1996
                     --------       --------       --------
First quarter......  $ 62,631       $106,419       $132,698
Second quarter.....    62,213        104,799        130,021
Third quarter......    65,679        104,147        121,370
Fourth quarter.....    81,264        104,823        126,005
                     --------       --------       --------
                     $271,787       $420,188       $510,094
                     ========       ========       ========

                                  GROSS PROFIT
                     --------------------------------------
                       1994           1995           1996
                     --------       --------       --------
First quarter......  $ 20,802       $ 34,007       $ 40,570
Second quarter.....    21,451         31,469         41,685
Third quarter......    22,051         32,683         34,999
Fourth quarter.....    26,509         33,871         35,637
                     --------       --------       --------
                     $ 90,813       $132,030       $152,891
                     ========       ========       ========

                                 NET INCOME
                     -----------------------------------
                      1994           1995         1996
                     -------       -------       -------
First quarter......  $ 5,040       $ 7,055       $ 8,569
Second quarter.....    4,798         7,915         8,357
Third quarter......    5,975         8,085         3,959
Fourth quarter.....    6,196         8,410         5,304
                     -------       -------       -------
                     $22,009       $31,465       $26,189
                     =======       =======       =======

                        PRIMARY EARNINGS PER SHARE
                      ------------------------------
                       1994        1995        1996
                      ------      ------      ------
First quarter......   $  .31      $  .43      $  .53
Second quarter.....      .29         .49         .51
Third quarter......      .37         .50         .24
Fourth quarter.....      .38         .52         .32
                      ------      ------      ------
                      $ 1.35      $ 1.94      $ 1.60
                      ======      ======      ======

18.  SUBSEQUENT EVENTS (UNAUDITED)

     On October 10, 1997, the Company entered into a definitive merger agreement with Kennametal Inc. (Kennametal), whereby Kennametal Acquisition Corp. (a wholly-owned subsidiary of Kennametal) commenced a tender offer on October 17, 1997 for all of the outstanding shares of the Company for $38 per share. The tender offer expired on November 14, 1997 and approximately 98% of the Company's shares were tendered. The merger was completed on November 18, 1997. Under the terms of the merger agreement, all outstanding options to acquire shares of the Company were cancelled in exchange for a payment equal to the difference between $38 per share and the strike price.

     In the fourth quarter of 1997, pursuant to a plan approved by the Company's board of directors, the Company recorded a $11.5 million charge for nonrecurring expenses primarily related to the restructuring of the Company's South Deerfield, Massachusetts operations. These costs primarily included write-downs of inventory and machinery and equipment to estimated net realizable values, severance costs and other miscellaneous expenses relative to the Company's decision to discontinue the manufacture and sale of certain low margin product lines. The restructuring will result in a reduction in personnel, thereby eliminating excessive costs and redundancies in future periods. The Company expects to record additional nonrecurring expenses of approximately $2.0 million in 1998 related to the rearrangement of the remaining operations at its South Deerfield, Massachusetts facility.

                                     ANNEX B

     The following Pro Forma Condensed Consolidated Statements of Income and the Pro Forma Condensed Consolidated Balance Sheet are based on the historical financial statements of the Company and Greenfield. The Pro Forma Condensed Consolidated Statements of Income for the year ended June 30, 1997, and for the three months ended September 30, 1997, assume that the acquisition of Greenfield occurred as of the first day of the Company's 1997 fiscal year (July 1, 1996). Since Greenfield has a fiscal year-end of December 31, the historical information included in the Pro Forma Condensed Consolidated Statement of Income for the year ended June 30, 1997 has been derived from Greenfield's operating results for the twelve months ended June 30, 1997. The Pro Forma Condensed Consolidated Balance Sheet gives effect to the acquisition of Greenfield as if it had occurred on September 30, 1997.

     The pro forma financial information reflects the purchase method of accounting for the acquisition of Greenfield, and accordingly is based on estimated purchase accounting adjustments that are subject to further revision depending upon completion of appraisals or other studies of the fair value of Greenfield's assets and liabilities. Final purchase accounting adjustments will differ from the pro forma adjustments presented herein and described in the accompanying notes due to the results of operations of Greenfield from September 30, 1997 to the date of closing (November 18, 1997).

     The pro forma financial information reflects certain assumptions described above and in the Notes to Pro Forma Condensed Consolidated Statements of Income and Pro Forma Condensed Consolidated Balance Sheet which follow. The pro forma financial information, including notes thereto, should be read in conjunction with the consolidated financial statements of the Company and of Greenfield, and the related notes thereto, and Management's Discussion and Analysis of Financial Condition and Results of Operations. The pro forma financial information is provided for informational purposes only and does not purport to present what the Company's results of operations would actually have been if the acquisition of Greenfield had occurred on the assumed dates, as specified above, or to project the Company's financial condition or results of operations for any future period.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                            YEAR ENDED JUNE 30, 1997

                                                            ACQUISITION
                                HISTORICAL    HISTORICAL     PRO FORMA      PRO FORMA
                                KENNAMETAL    GREENFIELD    ADJUSTMENTS    AS ADJUSTED
                                ----------    ----------   ------------    -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                   (UNAUDITED)
INCOME STATEMENT DATA:
Net sales....................   $1,156,343     $527,019     $     --      $1,683,362
  Cost of goods sold.........      668,415      373,133        2,000(a)    1,043,548
                                ----------     --------     --------      ----------
Gross profit.................      487,928      153,886       (2,000)        639,814
  Operating expenses.........      357,996       92,421           --         450,417
  Amortization of intangibles        2,907        4,946       10,557(b)       18,410
                                ----------     --------     --------      ----------
Operating income.............      127,025       56,519      (12,557)        170,987
  Interest expense...........       10,393       10,916       64,922(c)       86,231
  Other income...............        1,531           --           --           1,531
  Dividends on
    Greenfield-obligated
    mandatorily redeemable
    convertible preferred
    securities of subsidiary
    Greenfield Capital Trust
    holding solely convertible
    subordinated debentures
    of Greenfield............           --        6,900       (6,900)(d)          --
                               -----------  -----------   -------------- -----------
Income before income taxes
  and minority interest......      118,163       38,703      (70,579)         86,287
Provision for income taxes...       44,900       15,876      (26,261)(e)      34,515
Minority interest............        1,231           --           --           1,231
                                ----------     --------     --------      ----------
Net income...................   $   72,032     $ 22,827     $(44,318)     $   50,541
                                ==========     ========     ========      ==========
PER SHARE DATA:
Net income...................   $     2.71                                $     1.90
                                ==========                                ==========
Weighted average shares
  outstanding................       26,575                                    26,575
                                ==========                                ==========

 See accompanying Notes to Pro Forma Condensed Consolidated Statement of Income.

          NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                            YEAR ENDED JUNE 30, 1997

(a) Represents additional depreciation expense related to excess purchase price assigned to property, plant and equipment.

(b) Represents amortization of excess purchase price allocated to goodwill over 40 years of approximately $15.5 million less the elimination of historical Greenfield goodwill amortization of approximately $4.9 million.

(c) Reflects (i) an increase in interest expense of approximately $69.1 million associated with borrowings under the New Bank Credit Facility, (ii) the elimination of historical interest expense of approximately $17.3 million as a result of repayment of outstanding indebtedness of Kennametal and Greenfield and (iii) the amortization of deferred financing costs of approximately $13.1 million.

(d) Reflects the elimination of historical dividends of approximately $6.9 million as a result of repayment of Greenfield-obligated, mandatorily redeemable convertible preferred securities of subsidiary Greenfield Capital Trust holding solely convertible subordinated debentures of Greenfield.

(e) Represents an adjustment to the total provision for income taxes to reflect a statutory tax rate of 40%.

              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      THREE MONTHS ENDED SEPTEMBER 30, 1997

                                                             ACQUISITION
                                HISTORICAL    HISTORICAL      PRO FORMA     PRO FORMA
                                KENNAMETAL    GREENFIELD     ADJUSTMENTS   AS ADJUSTED
                                ----------    ----------     -----------   -----------
                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                    (UNAUDITED)
INCOME STATEMENT DATA:
Net sales....................   $ 310,792     $ 139,836      $     --      $ 450,628
  Cost of goods sold.........     178,569        98,773           500(a)     277,842
                                ---------     ---------      --------      ---------
Gross profit.................     132,223        41,063          (500)       172,786
  Operating expenses.........      98,518        25,769            --        124,287
  Amortization of intangibles       1,052         1,263         2,721(b)       5,036
                                ---------     ---------      --------      ---------
Operating income.............      32,653        14,031        (3,221)        43,463
  Interest expense...........       1,180         3,670        12,955(c)      17,805
  Other (expense)............        (440)           --            --           (440)
  Dividends on
    Greenfield-obligated,
    mandatorily redeemable
    convertible preferred
    securities of subsidiary
    Greenfield Capital Trust
    holding solely convertible
    subordinated debentures
    of Greenfield............          --         1,725        (1,725)(d)         --
                               ----------   -----------    -------------------------
Income before income taxes
and minority interest........      31,033         8,636       (14,451)        25,218
  Provision for income taxes.      12,100         3,541        (5,554)(e)     10,087
  Minority interest..........       1,385            --            --          1,385
                                ---------     ---------      --------      ---------
Net income...................   $  17,548     $   5,095      $ (8,897)     $  13,746
                                =========     =========      ========      =========
PER SHARE DATA:
Net income...................   $    0.67                                  $    0.53
                                =========                                  =========
Weighted average shares
  outstanding................      26,171                                     26,171
                                =========                                  =========

 See accompanying Notes to Pro Forma Condensed Consolidated Statement of Income.

          NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      THREE MONTHS ENDED SEPTEMBER 30, 1997

(a) Represents additional depreciation expense related to excess purchase price assigned to property, plant and equipment.

(b) Represents amortization of excess purchase price allocated to goodwill over 40 years of approximately $3.9 million less the elimination of historical Greenfield goodwill amortization of approximately $1.2 million.

(c) Reflects: (i) an increase in interest expense of approximately $17.3 million associated with borrowings under the New Bank Credit Facility; and
     (ii) the elimination of historical interest expense of approximately $4.3 million as a result of repayment of outstanding indebtedness of Kennametal and Greenfield.

(d) Reflects the elimination of historical dividends of approximately $1.7 million as a result of repayment of Greenfield-obligated, mandatorily redeemable convertible preferred securities of subsidiary Greenfield Capital Trust holding solely convertible subordinated debentures of Greenfield.

(e) Represents an adjustment to the total provision for income taxes to reflect a statutory tax rate of 40%.

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997

                                                          ACQUISITION
                                 HISTORICAL  HISTORICAL    PRO FORMA      PRO FORMA
                                 KENNAMETAL  GREENFIELD   ADJUSTMENTS    AS ADJUSTED
                                 ----------  ----------   -----------    -----------
                                                         (IN THOUSANDS)
                                                          (UNAUDITED)
ASSETS
Cash and equivalents..........   $  45,409    $     --  $        --      $  45,409
Accounts receivable, net of
  allowance...................     202,144      98,100           --        300,244
Inventories...................     214,068     182,524        5,700 (a)    396,292
                                        --          --       (6,000)(b)         --
Other current assets..........      24,949       5,875           --         30,824
                                 ---------    --------  -----------      ---------
  Total current assets........     486,570     286,499         (300)       772,769
Net property, plant and
equipment.....................     310,563     169,179       20,000 (a)    497,242
                                        --          --       (2,500)(b)         --
Intangible assets.............      57,691     180,187      439,952 (a)    677,830
Other assets..................      64,765       2,302       13,100 (c)     80,167
                                 ---------    --------  -----------      ---------
  Total assets................   $ 919,589    $638,167  $   470,252     $2,028,008
                                 =========    ========  ===========     ==========
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Short-term debt...............   $  60,794    $  6,632  $   (30,357)(d)  $  37,069
Accounts payable..............      61,306      31,026           --         92,332
Other current liabilities.....     106,035      41,561        3,000 (b)    150,596
                                 ---------    --------  -----------      ---------
  Total current liabilities...     228,135      79,219      (27,357)       279,997
Term debt and capital leases,
less current maturities.......      40,464     197,734     (200,000)(d)     38,198
New Bank Credit Facility......          --          --    1,023,950 (d)  1,023,950
Other liabilities.............      76,759      29,193        5,680 (a)    111,632
                                 ---------    --------  ------------     ---------
  Total liabilities...........     345,358     306,146      802,273      1,453,777
Minority interest in
  consolidated subsidiaries...      44,162          --           --         44,162
Greenfield-obligated,
  mandatorily redeemable
  convertible preferred
  securities of subsidiary
  Greenfield Capital Trust
  holding solely convertible
  subordinated debentures of
  Greenfield..................          --     115,000     (115,000)(d)         --
Shareholders' equity..........     530,069     217,021     (217,021)(a)    530,069
                                 ---------    --------- -----------      ----------
  Total liabilities and
     shareholders' equity.....   $ 919,589    $638,167  $   470,252      $2,028,008
                                 =========    ========  ===========      ==========

    See accompanying Notes to Pro Forma Condensed Consolidated Balance Sheet.

             NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997

(a) The preliminary allocation of the estimated purchase price to assets acquired and liabilities assumed as of September 30, 1997 is as follows:

Purchase price .........................       $ 624,960
Buy-out of stock options and warrants ..          16,333
Estimated acquisition costs ............          24,200
                                               ---------
          Total purchase price .........       $ 665,493
                                               =========
Net book value of assets acquired ......       $ 217,021
Less: goodwill of Greenfield ...........        (180,187)
Adjustments to fair value:
          Inventories, eliminate LIFO
          reserve.......................           5,700
          Property, plant and equipment           20,000
          Net deferred income tax
          liabilities...................          (5,680)
          Impact of restructuring of
          Greenfield....................         (11,500)

          Goodwill......................         620,139
                                               ---------
                                               $ 665,493
                                               =========

(b) Reflects the costs related to the restructuring of Greenfield's South Deerfield, Massachusetts operations. In November 1997, Greenfield recorded an $11.5 million charge for non-recurring expenses primarily related to the restructuring of its South Deerfield operations. These costs primarily included inventory and machinery and equipment reserves, severance costs and other miscellaneous expenses relative to Greenfield's decision to discontinue the manufacture and sale of certain low-margin product lines. The restructuring will result in a reduction in personnel, thereby eliminating excessive costs and redundancies in future periods. Greenfield also expects to record additional non-recurring expenses of approximately $2.0 million in 1998 related to the restructuring of its South Deerfield operations. These amounts are not included in the restructuring charge.

The components of the restructuring charge are
recorded as follows:
         Inventory write-down.............................  $ 6,000
         Property, plant and equipment write-down.........    2,500
         Severance costs and other current liabilities....    3,000
                                                            -------
         Impact of restructuring of Greenfield............  $11,500
                                                            =======

(c) Represents payment of estimated deferred financing costs of approximately $13.1 million to establish the New Bank Credit Facility.

(d) Reflects borrowings under the New Bank Credit Facility of approximately $1,024.0 million to: (i) acquire Greenfield (approximately $665.5 million);
     (ii) repay approximately $230.4 million of certain debt of Greenfield and Kennametal; (iii) repay $115.0 million of outstanding indebtedness of Greenfield-obligated, mandatorily redeemable convertible preferred securities of subsidiary Greenfield Capital Trust holding solely convertible subordinated debentures of Greenfield; and (iv) pay transaction fees of approximately $13.1 million related to the New Bank Credit Facility.